Exhibit 99.1

Alteryx Announces Third Quarter 2018 Financial Results
Revenue increased 59% year-over-year to $54.2 million
Dollar-based net revenue retention of 131%
International revenue up 99% year-over-year to $15.7 million

IRVINE, Calif. – November 7, 2018 – Alteryx, Inc. (NYSE: AYX), revolutionizing business through data science and analytics, today announced financial results for its third quarter ended September 30, 2018.
“Alteryx continues to benefit from strong global demand for analytics,” said Dean Stoecker, CEO of Alteryx, Inc. “Our continued focus on our 2018 strategic imperatives resulted in strong third quarter results. We intend to continue to invest in our organization to capitalize on industry tailwinds and build a foundation focused on relentless value for our customers.”
Third Quarter 2018 Financial Highlights

•	Revenue: Revenue for the third quarter of 2018 was $54.2 million, an increase of 59% on a year-over-year basis.

•
Gross Profit: GAAP gross profit for the third quarter of 2018 was $48.4 million, or a GAAP gross margin of 89%, an increase compared to GAAP gross profit of $28.7 million, or a GAAP gross margin of 84%, in the third quarter of 2017. Non-GAAP gross profit for the third quarter of 2018 was $49.1 million, or a non-GAAP gross margin of 91%, an increase compared to non-GAAP gross profit of $29.3 million, or a non-GAAP gross margin of 86%, in the third quarter of 2017.

•
Income (Loss) from Operations: GAAP loss from operations for the third quarter of 2018 was $(0.4) million, compared to a GAAP loss from operations of $(2.6) million for the third quarter of 2017. Non-GAAP income from operations for the third quarter of 2018 was $4.6 million, an improvement compared to non-GAAP income from operations of $0.9 million for the third quarter of 2017.

•
Net Income (Loss): GAAP net loss attributable to common stockholders for the third quarter of 2018 was $(0.2) million, compared to a GAAP net loss attributable to common stockholders of $(3.3) million for the third quarter of 2017. GAAP net loss per share attributable to common stockholders for the third quarter of 2018 was $(0.00), based on 61.1 million weighted-average basic and diluted shares outstanding, compared to a GAAP net loss per share attributable to common stockholders of $(0.06), based on 58.9 million weighted-average basic and diluted shares outstanding, for the third quarter of 2017.

Non-GAAP net income for the third quarter of 2018 was $5.3 million, compared to a non-GAAP net income of $1.2 million for the third quarter of 2017. Non-GAAP net income per diluted share for the third quarter of 2018 was $0.08, based on 65.5 million non-GAAP weighted-average diluted shares outstanding, compared to a non-GAAP net income per diluted share of $0.02, based on 62.3 million non-GAAP weighted-average diluted shares outstanding, for the third quarter of 2017.

•
Balance Sheet and Cash Flow: As of September 30, 2018, Alteryx had cash, cash equivalents, short-term and long-term investments of $414.1 million, compared with $194.1 million as of December 31, 2017. The increase in cash is primarily related to the issuance of $230.0 million in aggregate principal amount of our 0.50% Convertible Senior Notes due 2023. Cash provided by operating activities for the third quarter was $5.3 million compared to cash provided by operating activities of $0.7 million in the same period last year. For the first nine months of 2018, cash provided by operating activities was $11.7 million compared to $6.4 million for the same period last year.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures and Operating Measures.”

Third Quarter and Recent Business Highlights

•
Ended the third quarter of 2018 with 4,315 customers, a 41% increase from the third quarter of 2017. Added 375 net new customers in the third quarter of 2018 compared to 231 net new customers in the third quarter of 2017.

•	Achieved a dollar-based net revenue retention rate of 131% for the third quarter of 2018.

•
Announced the general availability of the newest version of the Alteryx platform (2018.3), which introduces new features that greatly enhance how users prepare, analyze, share and collaborate on data across the organization, now amplified with our newest innovation: Visualytics.

•	Named one of the 2018 Best Places to Work in Orange County, California for the third consecutive year.

•	Appointed Mark Anderson, former President of Palo Alto Networks, to the board of directors.
Financial Outlook
As of November 7, 2018, guidance for the fourth quarter 2018 and full year 2018 is as follows:

•	Fourth Quarter 2018 Guidance:

•	Revenue is expected to be in the range of $56.5 million to $57.5 million.

•	Non-GAAP loss from operations is expected to be in the range of $(1.0) million to $(2.0) million.

•	Non-GAAP net loss per share is expected to be in the range of $(0.02) to $(0.03) based on approximately 61.5 million non-GAAP weighted-average basic and diluted shares outstanding.

•	Full Year 2018 Guidance:

•	Revenue is now expected to be in the range of $200.5 million to $201.5 million.

•	Non-GAAP loss from operations is now expected to be in the range of $(2.0) million to $(3.0) million.

•	Non-GAAP net loss per share is now expected to be in the range of $(0.03) to $(0.05) based on approximately 61.9 million non-GAAP weighted-average basic and diluted shares outstanding.
The financial outlook above for non-GAAP loss from operations and non-GAAP net loss per share exclude estimates for stock-based compensation expense, acquisition related adjustments, amortization of debt discount, and other non-recurring items. A reconciliation of the non-GAAP financial guidance measures to corresponding GAAP measures is not available on a forward-looking basis primarily as a result of the uncertainty regarding, and the potential variability of, stock-based compensation expense, acquisition related adjustments, amortization of debt discount, and other non-recurring items. In particular, stock-based compensation expense is impacted by our future hiring and retention needs, as well as the future fair market value of our Class A common stock, all of which is not within our control, is difficult to predict, and is subject to constant change. The actual amount of these expenses during 2018 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of the non-GAAP financial guidance measures to the corresponding GAAP measures is not available without unreasonable effort.

Quarterly Conference Call
Alteryx will host a conference call today at 5:00 p.m. Eastern Time to discuss the company’s financial results. To access this call, dial 877-407-9716 (domestic) or 201-493-6779 (international). A live webcast of this conference call will be available on the “Investors” page of the company’s website at www.alteryx.com.
Following the conference call, a telephone replay will be available through November 14, 2018, at 844-512-2921 (domestic) or 412-317-6671 (international). The replay passcode is 13683668. An archived webcast of this conference call will also be available in the “Investors” section of the company’s website.

Non-GAAP Financial Measures and Operating Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP gross profit, non-GAAP gross margin, non-GAAP income (loss) from operations, non-GAAP net income (loss), non-GAAP net income (loss) per share, and non-GAAP weighted-average diluted shares outstanding. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP.
We use non-GAAP measures to internally evaluate and analyze financial results. We believe these non-GAAP financial measures provide investors with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and enable comparison of our financial results with other public companies, many of which present similar non-GAAP financial measures. We exclude the following items from one or more of our non-GAAP financial measures:
Stock-based compensation expense. We exclude stock-based compensation expense, which is a non-cash expense, from certain of our non-GAAP financial measures because we believe that excluding this item provides meaningful supplemental information regarding operational performance. In particular, companies calculate stock-based compensation expense using a variety of valuation methodologies and subjective assumptions.
Acquisition related adjustments. We exclude amortization of intangible assets and changes in fair value of contingent consideration, and related income tax adjustments, which are non-cash, related to business combinations from certain of our non-GAAP financial measures. We exclude such expenses as they are related to a business combination and have no direct correlation to the operation of our business.
Accretion of Series A redeemable convertible preferred stock. We exclude accretion relating to our Series A redeemable convertible preferred stock from non-GAAP net loss per share because this is a non-cash item that will not recur in the periods following the three months ended March 31, 2017.
Convertible senior notes adjustments: We exclude the portion of amortization of debt discount and income tax adjustments that relate to the equity component of our convertible notes, which are non-cash, from certain of our non-GAAP financial measures. We exclude such expenses as they are non-cash and have no direct correlation to the operation of our business.
Follow-on public offering costs. We exclude the costs relating to our follow-on public offering in September 2017 from certain of our non-GAAP financial measures because the costs do not have a direct correlation to the operation of our business.
Impairment of long-lived assets. We exclude the impairment of long-lived assets from certain of our non-GAAP financial measures, because the expenses are non-cash and do not have a direct correlation to the operation of our business.
In addition, we adjust non-GAAP weighted-average diluted shares outstanding to include the conversion of the redeemable convertible preferred stock into shares of common stock as though the conversion had occurred at the beginning of each of the respective periods. In periods of non-GAAP net income, we adjust non-GAAP weighted-average diluted shares outstanding ton include the effect of dilutive shares.
Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, we exclude stock-based compensation expense, amortization of intangible assets, and amortization of debt discount which are recurring and will be reflected in our financial results for the foreseeable future. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding our outlook for the fourth quarter 2018 and full year 2018, our market opportunity, our ability to execute our long-term growth strategy, and other future events. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including, but not limited to: our history of losses; our ability to manage our growth effectively; our ability to expand our sales force and increase their productivity; our ability to maintain our culture as we grow; our limited operating history under our current business model; the rate of growth in the market for analytics products and services; our dependence on our software platform for substantially all of our revenue; our ability to attract new customers and expand sales to existing customers; our ability to develop and release product and service enhancements and new products and services to respond to rapid technological change in a timely and cost-effective manner; intense and increasing competition in our market; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; our ability to establish and maintain successful relationships with our channel partners; our dependence on technology and data licensed to us by third parties; risks associated with our international operations; litigation, and related costs; security breaches; and other general market, political, economic, and business conditions.
Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, which is available on the Investor Relations page of our website at www.alteryx.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the three months ended September 30, 2018. All forward-looking statements contained herein are based on information available to us as of the date hereof and we do not assume any obligation to update these statements as a result of new information or future events.
About Alteryx, Inc.
Revolutionizing business through data science and analytics, Alteryx offers an end-to-end analytics platform that empowers data analysts and scientists alike to break data barriers, deliver insights, and experience the thrill of getting to the answer faster. Organizations all over the world rely on Alteryx daily to deliver actionable insights. For more information visit www.alteryx.com.
Alteryx is a registered trademark of Alteryx, Inc. All other product and brand names may be trademarks or registered trademarks of their respective owners.
Media Contact
Alteryx, Inc.
Emily Singer
esinger@alteryx.com
Investor Contacts
Alteryx, Inc.
Karen Moran, 844-842-1912
VP Investor Relations
kmoran@alteryx.com
or
ICR
Staci Mortenson
Investor Relations
Staci.Mortenson@icrinc.com

Alteryx, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue	$54,179	$34,155	$143,796	$93,019
Cost of revenue	5,810	5,425	16,083	15,545
Gross profit	48,369	28,730	127,713	77,474
Operating expenses:
Research and development	10,530	7,774	31,479	20,943
Sales and marketing	26,290	15,514	77,727	48,731
General and administrative	11,920	8,005	33,653	24,115
Total operating expenses	48,740	31,293	142,859	93,789
Loss from operations	(371)	(2,563)	(15,146)	(16,315)
Interest expense	(2,970)	—	(4,370)	—
Other income (expense), net	1,754	(711)	1,690	(277)
Loss before provision for (benefit from) income taxes	(1,587)	(3,274)	(17,826)	(16,592)
Provision for (benefit from) income taxes	(1,343)	25	(7,101)	(632)
Net loss	$(244)	$(3,299)	$(10,725)	$(15,960)
Less: Accretion of Series A redeemable convertible preferred stock	—	—	—	(1,983)
Net loss attributable to common stockholders	$(244)	$(3,299)	$(10,725)	$(17,943)
Net loss per share attributable to common stockholders, basic and diluted	$(0.00)	$(0.06)	$(0.18)	$(0.35)
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	61,103	58,942	60,618	50,864

Alteryx, Inc.
Stock-Based Compensation Expense
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Cost of revenue	$226	$123	$571	$368
Research and development	828	458	2,782	1,157
Sales and marketing	1,641	459	4,411	1,642
General and administrative	1,687	1,239	4,301	3,342
Total	$4,382	$2,279	$12,065	$6,509

Alteryx, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$85,324	$119,716
Short-term investments	242,734	54,386
Accounts receivable, net	51,228	49,797
Deferred commissions	14,159	11,213
Prepaid expenses and other current assets	13,810	7,227
Total current assets	407,255	242,339
Property and equipment, net	11,731	7,492
Long-term investments	86,023	19,964
Goodwill	9,652	8,750
Intangible assets, net	9,610	7,995
Other assets	2,219	4,876
Total assets	$526,490	$291,416
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,337	$522
Accrued payroll and payroll related liabilities	13,502	11,835
Accrued expenses and other current liabilities	8,970	8,270
Deferred revenue	124,235	110,213
Total current liabilities	154,044	130,840
Convertible senior notes, net	170,927	—
Deferred revenue	3,218	3,545
Other liabilities	3,577	3,527
Total liabilities	331,766	137,912
Stockholders’ equity:
Preferred stock	—	—
Common stock	6	5
Additional paid-in capital	311,282	257,399
Accumulated deficit	(115,850)	(103,546)
Accumulated other comprehensive loss	(714)	(354)
Total stockholders’ equity	194,724	153,504
Total liabilities and stockholders’ equity	$526,490	$291,416

Alteryx, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Cash flows from operating activities:
Net loss	$(244)	$(3,299)	$(10,725)	$(15,960)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	716	1,231	3,244	2,670
Amortization of debt discount and issuance costs	2,672	—	3,933	—
Stock-based compensation	4,382	2,279	12,065	6,454
Provision for doubtful accounts and sales reserve, net of recoveries	95	(14)	14	770
Deferred income taxes	(1,873)	(90)	(7,906)	(1,138)
Impairment of long-lived assets	—	1,050		1,050
Change in fair value of contingent consideration	—	32	455	190
Loss on disposal of assets	—	—	9	32
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable	(6,773)	(3,766)	(1,303)	3,892
Deferred commissions	(1,350)	(270)	(3,096)	827
Prepaid expenses and other current assets and other assets	(1,882)	(1,300)	(5,486)	(2,229)
Accounts payable	(1,041)	(241)	5,987	1,720
Accrued payroll and payroll related liabilities	1,850	(933)	1,697	(1,667)
Accrued expenses and other current liabilities	(253)	481	(1,768)	1,470
Deferred revenue	8,905	5,508	14,269	8,071
Other liabilities	88	80	276	288
Net cash provided by operating activities	5,292	748	11,665	6,440
Cash flows from investing activities:
Purchases of property and equipment	(2,424)	(1,094)	(5,929)	(2,303)
Cash paid in business acquisitions, net of cash acquired	—	—	(3,537)	(9,097)
Purchases of investments	(71,034)	(11,498)	(342,851)	(87,551)
Maturities of investments	49,545	8,791	88,919	21,768
Net cash used in investing activities	(23,913)	(3,801)	(263,398)	(77,183)
Cash flows from financing activities:
Proceeds from issuance of senior convertible notes, net of issuance costs	(67)	—	224,708	—
Purchase of capped call	—	—	(19,113)	—
Proceeds from initial public offering, net of underwriting commissions and discounts	—	—	—	134,757
Payment of initial public offering costs	—	(1,070)	—	(1,867)
Payment of holdback funds from acquisition	—	—	(250)	—
Principal payments on capital lease obligations	(80)	(83)	(245)	(247)
Proceeds from exercise of stock options	5,672	1,556	12,496	2,562
Minimum tax withholding paid on behalf of employees for restricted stock units	(101)	—	(149)	—
Net cash provided by financing activities	5,424	403	217,447	135,205
Effect of exchange rate changes on cash and cash equivalents	(50)	11	(106)	8
Net increase (decrease) in cash and cash equivalents	(13,247)	(2,639)	(34,392)	64,470
Cash and cash equivalents—beginning of period	98,571	98,415	119,716	31,306
Cash and cash equivalents—end of period	$85,324	$95,776	$85,324	$95,776

Alteryx, Inc.
Reconciliation of GAAP Measures to Non-GAAP Measures
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Reconciliation of non-GAAP gross profit:
GAAP gross profit	$48,369	$28,730	$127,713	$77,474
GAAP gross margin	89%	84%	89%	83%
Add back:
Stock-based compensation expense	226	123	571	368
Amortization of intangible assets	456	456	1,353	757
Non-GAAP gross profit	$49,051	$29,309	$129,637	$78,599
Non-GAAP gross margin	91%	86%	90%	84%
Reconciliation of non-GAAP income (loss) from operations:
GAAP loss from operations	$(371)	$(2,563)	$(15,146)	$(16,315)
GAAP operating margin	(1)%	(8)%	(11)%	(18)%
Add back:
Stock-based compensation expense	4,382	2,279	12,065	6,509
Amortization of intangible assets	581	461	1,669	764
Contingent consideration expense	—	32	455	190
Follow-on public offering costs	—	676	—	676
Non-GAAP income (loss) from operations	$4,592	$885	$(957)	$(8,176)
Non-GAAP operating margin	8%	3%	(1)%	(9)%
Reconciliation of non-GAAP net income (loss):
GAAP net loss attributable to common stockholders	$(244)	$(3,299)	$(10,725)	$(17,943)
Add back:
Stock-based compensation expense	4,382	2,279	12,065	6,509
Amortization of intangible assets	581	461	1,669	764
Accretion of Series A redeemable convertible preferred stock	—	—	—	1,983
Contingent consideration expense	—	32	455	190
Follow-on public offering costs	—	676	—	676
Impairment of long-lived assets	—	1,050	—	1,050
Amortization of debt discount	2,428	—	3,574	—
Income tax adjustments	(1,873)	—	(7,919)	(998)
Non-GAAP net income (loss)	$5,274	$1,199	$(881)	$(7,769)
Non-GAAP diluted income (loss) per share:
Non-GAAP net income (loss)	$5,274	$1,199	$(881)	$(7,769)
Non-GAAP weighted-average shares used to compute net income (loss) per share attributable to common stockholders, diluted	65,548	62,348	60,618	55,263
Non-GAAP net income (loss) per share, diluted	$0.08	$0.02	$(0.01)	$(0.14)
Reconciliation of non-GAAP diluted net income (loss) per share
GAAP net loss per share attributable to common stockholders, diluted	$(0.00)	$(0.06)	$(0.18)	$(0.35)
Add back:
Non-GAAP adjustments to net loss per share	0.08	0.08	0.17	0.21
Non-GAAP net income (loss) per share, diluted	$0.08	$0.02	$(0.01)	$(0.14)
Reconciliation of non-GAAP diluted weighted-average shares outstanding
GAAP weighted-average shares used to compute net loss per share attributable to common stockholders, diluted	61,103	58,942	60,618	50,864
Add back:
Conversion of redeemable convertible preferred stock into common stock	—	—	—	4,399
Effect of potentially dilutive shares	4,445	3,406	—	—
Non-GAAP weighted-average shares used to compute non-GAAP net income (loss) per share, diluted	65,548	62,348	60,618	55,263